EXHIBIT 99.1

Contact:	Marina Norville
212-640-2832 marina.h.norville@aexp.com

AMERICAN EXPRESS COMPANY ELECTS
ANNE LAUVERGEON TO BOARD OF DIRECTORS

NEW YORK, February 21, 2013 – American Express Company today announced that Anne Lauvergeon has been elected to its board of directors.

Mrs. Lauvergeon is partner and managing director of Efficiency Capital, an investment firm that focuses on energy, technologies, and natural resources. She is also chairman and CEO of A.L.P.  SAS, an advisory company.   In 1999, Mrs. Lauvergeon was named chairman and CEO of Cogema a leading provider of technology solutions to power utilities, which she consolidated with other businesses into Areva that she served as CEO from 2001 to 2011. Prior to that, she was in charge of international business and industrial holdings at Alcatel, where she was senior executive vice president and member of the executive committee. Earlier in her career, she was partner of Lazard Frères & Cie. She also held the position of deputy chief of staff in the French President’s office and G7/G8 meetings “sherpa” for the President.

“Anne has a tremendous knowledge of international markets and a track record of building and leading an innovative company that helps to meet the energy needs of communities around the world,” said Kenneth I. Chenault, chairman and chief executive officer, American Express.  “Her global perspective and leadership experience make her a terrific addition to our company and our board of directors.”

Mrs. Lauvergeon is a member of the board of directors of Total S.A. and Vodafone Plc.  She is chairman of the supervisory board of the French newspaper Liberation.  In addition, Mrs. Lauvergeon serves as a member of several business associations, charity and educational institutions.

She is a graduate of the École Normale Supérieure and the French National School of Mining Engineer. She was awarded an honorary doctorate by London’s Imperial College, and she is a fellow of the Royal Academy of Engineering as well as the Royal Academy of Belgium.

The appointment of Mrs. Lauvergeon to the American Express Company Board of Directors is effective March 1, 2013.

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